SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CENTURY ALUMINUM COMPANY
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 24, 2015
To our stockholders:

Century Aluminum Company (the “Company”) will hold its annual meeting of stockholders on Tuesday, September 1, 2015 (the “2015 Annual Meeting”). At the 2015 Annual Meeting, among other things, stockholders are being asked to vote for the election of directors to the Board of Directors of the Company, as set forth in the Company’s proxy statement, dated July 13, 2015 (the “2015 Proxy Statement”).

Subsequent to the filing of the 2015 Proxy Statement with the Securities and Exchange Commission (the “SEC”), we were informed by Mr. Caplan that he will not stand for re-election at the 2015 Annual Meeting. The Company previously disclosed in the 2015 Proxy Statement that Mr. Michelmore had also decided not to stand for reelection at the 2015 Annual Meeting.

In light of this development, the Board of Directors has decided not to nominate a replacement director for either Mr. Caplan or Mr. Michelmore and to reduce the size of the Board of Directors from seven members to five members, to be effective at the 2015 Annual Meeting. The Board of Directors has determined that three of the five remaining nominees for election to the Board of Directors, Messrs. Wilkinson, Berntzen and Glasser, are independent under applicable SEC rules and NASDAQ listing standards. As a result, the Board of Directors expects that, following the 2015 Annual Meeting, a majority of the Board of Directors will continue to be comprised of independent directors.

The Board of Directors continues to recommend that you vote FOR the election of each of Messrs. Berntzen, Bless, Glasser, Goldberg and Wilkinson to the Board of Directors for a one-year term expiring in 2016.

If you have already submitted your proxy, your shares will be voted with respect to the nominees for director as set forth in your proxy, other than votes with respect to Mr. Caplan, which will be disregard for purposes of the election of directors at the 2015 Annual Meeting.

Sincerely,

Jesse E. Gary
Executive Vice President, General Counsel and Secretary